Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

M.D.C. Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-22167) on Form S-8 of M.D.C. Holdings, Inc. of our report dated June 29, 2010 relating to the statement of net assets available for plan benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, and the related supplemental schedule as of December 31, 2009, which appears in the December 31, 2009 Annual Report on Form 11-K of the M.D.C. Holdings, Inc. 401(k) Savings Plan.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

June 29, 2010